Exhibit 99.02

Contacts:	Investors	Media
	Kim Watkins	Diane Carlini
	Intuit Inc.	Intuit Inc.
	650-944-3324	650-944-6251
	kim_watkins@intuit.com	diane_carlini@intuit.com

Intuit Reports Early Season TurboTax Units Results:
Helping Consumers get the Maximum Tax Refund

Company Reiterates Full-year Guidance

MOUNTAIN VIEW, Calif. - Feb. 21, 2019 - Intuit Inc. (Nasdaq: INTU) today released the first of two updates for its consumer tax offerings. Based on early season data, the do-it-yourself category is performing better than assisted.
As of Feb. 8 total DIY category e-files received by the Internal Revenue Service were down 3.2 percent. On a comparable basis, TurboTax e-files were down 3.5 percent.
Broader IRS data through Feb. 8 shows total e-filed returns down 7.1 percent and assisted e-files declined 12.5 percent year-over-year. New tax legislation and the extended partial government closure may have impacted consumer behavior resulting in a slower forming season.
“We are pleased with the season so far,” said Greg Johnson, executive vice president and general manager of Intuit’s TurboTax business. “Within DIY, we've invested in delivering the best experience for our customers, while transforming the assisted tax category with TurboTax Live.
“Through the end of the season we’ll remain laser focused, and look forward to helping our customers get their maximum refund,” said Johnson.
Through Feb. 16, sales of TurboTax units were flat versus the comparable prior-year period.

Season-to-date TurboTax Federal Unit Data

	Season through Feb. 16, 2019	Season through Feb. 17, 2018	Change Year-Over-Year
TurboTax Desktop	3,573,000	3,647,000	-2%
TurboTax Online	14,582,000	14,503,000	1%
Sub-total TurboTax Units	18,155,000	18,150,000	0%
TurboTax Free File Alliance	425,000	415,000	2%
Total TurboTax Units	18,580,000	18,565,000	0%

Intuit Reports TurboTax Results Through Feb. 16

Full-year Guidance
Intuit also reported second-quarter earnings today and reiterated full-year guidance. Details are available in the second-quarter earnings release issued today.

Intuit will issue a final tax season update in April after the close of the tax season.
About Intuit
Intuit’s mission is to Power Prosperity Around the World. Our global products and platforms, including TurboTax, QuickBooks, Mint and Turbo, are designed to empower consumers, self-employed and small businesses to improve their financial lives, finding them more money with the least amount of work, while giving them complete confidence in their actions and decisions. Our innovative ecosystem of financial management solutions serves approximately 50 million customers worldwide, unleashing the power of many for the prosperity of one. Please visit us for the latest news and in-depth information about Intuit and its brands and find us on social.

Cautions About Forward-looking Statements
This press release contains forward-looking statements, including forecasts of expected growth and future financial results of Intuit; the size of the market for tax preparation software and the timing of when individuals will file their tax returns; forecasts of total tax season results based on preliminary IRS and other internal and external data points that may, in certain cases, be based on small sample sizes; Intuit’s prospects for the business in fiscal 2019 and beyond; expectations regarding customer growth; expectations regarding changes to our products and their impact on Intuit’s business; expectations regarding availability of our offerings; expectations regarding the impact of our strategic decisions on Intuit’s business; and all of the statements under the heading “Forward-looking Guidance”.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results to differ materially from the expectations expressed in the forward-looking statements. These factors include, without limitation, the following: our ability to compete successfully; our participation in the Free File Alliance; governmental encroachment in our tax businesses; our ability to adapt to technological change; our ability to predict consumer behavior; our ability to protect our intellectual property rights; our reliance on third party intellectual property; any harm to our reputation; risks associated with acquisitions and divestitures; issue of additional shares as consideration or incurring debt to fund an acquisition; our cybersecurity incidents (including those affecting the third parties we rely on); customer concerns about privacy and cybersecurity incidents; fraudulent activities by third parties using our offerings; failure to process transactions effectively; interruption or failure of our information technology; ability to maintain critical third party business relationships; our ability to attract and retain talent; deficiency in quality, accuracy or timely launch of products; difficulties in processing or filing customer tax submissions; risks associated with international operations; changes to public policy, laws or regulations affecting our businesses; litigation in which we are involved; seasonal nature of our tax business; changes in tax rates and tax reform legislation; global economic changes; exposure to credit risk of the businesses we provide capital to; amortization of acquired intangible assets and impairment charges; our ability to repay outstanding debt; our ability to repurchase shares or distribute dividends; volatility of our stock price; and our ability to successfully market our offerings. More details about these and other risks that may impact our business

Intuit Reports TurboTax Results Through Feb. 16

are included in our Form 10-K for fiscal 2018 and in our other SEC filings. You can locate these reports through our website at http://investors.intuit.com. Fiscal 2019 guidance speaks only as of the date it was publicly issued by Intuit. Other forward-looking statements represent the judgment of the management of Intuit as of the date of this release. We do not undertake any duty to update any forward-looking statement or other information in this presentation.